Exhibit 10.4

RULES OF

CSR plc SAYE SCHEME

This is a copy of the rules of the CSR plc SAYE SCHEME

as produced to the meeting of the Board of Directors on

15 September 2006 and signed by the Chairman

for the purpose of identification only

Chairman

Approved by the Board on 26th February 2004

Approved by the Inland Revenue

on 26th February under reference SRS2842/GRP

Amended by the Board on 15th September 2006

Approved by HM Revenue and Customs on [insert date] under reference SRS2842/GRP

Deloitte & Touche LLP

180 Strand

London

WC2R 1BL

tel. 020 7438 3000

TABLE OF CONTENTS

Rules of CSR plc SAYE Scheme

1.	Interpretation and Construction

2.	Application for Options

3.	Scaling Down

4.	Grant of Options

5.	Number of Shares in respect of which Options may be granted

6.	Rights To Exercise Options

7.	Lapse of Options

8.	Takeover, reconstruction and liquidation

9.	Manner of Exercise

10.	Issue or Transfer of Shares

11.	Adjustments

12.	Administration

13.	Alterations

14.	General

Schedule—US Plan

Rules of CSR plc SAYE Scheme

1.	INTERPRETATION AND CONSTRUCTION

1.1	Definitions

In this Plan, the following words and expressions shall bear, unless the context otherwise requires, the meanings set out below:

Words/expressions	Meaning
“Acquiring Company”	a company which has obtained Control of Cambridge Silicon Radio in accordance with any of the provisions of Rule 8.7;

“Appropriate Period”	the meaning given by paragraph 38(3) of Schedule 3;

“Associated Company”	an associated company of Cambridge Silicon Radio within the meaning of the expression in paragraph 47 of Schedule 3;

“Board”	the board of directors of Cambridge Silicon Radio, or a duly authorised committee of it;

“Bonus Date”	the date on which the bonus becomes payable under the Sharesave Contract made in connection with an Option being, in the case of a three year contract, the date of completion of 36 monthly contributions, in the case of a five year contract, the date of completion of 60 monthly contributions and, in the case of a seven year contract, the second anniversary of the date of completion of 60 monthly contributions;

“Business Day”	any day on which the London Stock Exchange is open for the transaction of business;

“Cambridge Silicon Radio”	CSR plc (registered in United Kingdom under no 04187346);

“Close Company”	a close company as defined in section 414(1) of the Taxes Act as varied by paragraph 11 of Schedule 3;

“Compromise”	a compromise or arrangement proposed for the purposes of, or in connection with, a scheme for the reconstruction of Cambridge Silicon Radio or its amalgamation with any other company or companies, which the court sanctions under legislation, which the Inland Revenue accepts is equivalent to section 425 of the Companies Act 1985;

“Control”	the meaning given by section 840 of the Taxes Act;

“Date of Invitation”	the date on which the Remuneration Committee invites applications for Options;

“Eligible Employee”

any individual who:

(a)    is a director or bona fide employee of a Participating Company on terms which, if he is a director, require him to devote at least 25 hours a week, to his duties (excluding meal breaks); and either

(i)     has such qualifying period (if any) of continuous service (being a period commencing not earlier than five years prior to the Grant Date) as the Remuneration Committee may determine; and is subject to income tax under ITEPA; or

(ii)    is nominated by the Remuneration Committee either individually or as a member of a category of such full time directors or employees

Words/expressions	Meaning

(b)    has not at the Grant Date, and has not had within the preceding twelve months, a Material Interest in a Close Company which is:

(i)          Cambridge Silicon Radio; or

(ii)        a company which has Control of Cambridge Silicon Radio or is a Member of a Consortium which owns Cambridge Silicon Radio;

“Employees’ Share Scheme”	the meaning given by section 743 of the Companies Act 1985;

“Exercise Price”	the price per Share, as determined by the Board, at which an Eligible Employee may acquire Shares upon the exercise of an Option being not less than the higher of 80% of their Market Value on the Invitation Date, and, in the case of an Option that is a right to subscribe for Shares, their nominal value, but subject to any adjustment pursuant to Rule 11;

“Grant Date”	the date on which the Grantor grants an Option to an Eligible Employee;

“Grant Period”

the period of 42 days commencing on the day on which the Plan is approved by the Inland Revenue and any of the following:

(a)    the day immediately following the day on which Cambridge Silicon Radio makes an announcement of its results for the last preceding financial year, half-year or other period;

(b)    any day on which the Board resolves that exceptional circumstances exist which justify the grant of Options;

(c)    the day on which changes are announced, effected or made to the legislation or regulations affecting share option schemes approved by the Inland Revenue;

(d)    the date of commencement of an Eligible Employee’s employment with a Participating Company, but only in respect of that Eligible Employee;

(e)    any day on which a new Sharesave Contract prospectus is announced or takes effect;

(f)     the day on which Listing occurs

provided that if the Grantor cannot grant Options due to primary or secondary legislation, regulation or government directive or due to any code adopted by Cambridge Silicon Radio (including by reason of its capital being listed on a stock exchange) the relevant Grant Period shall be 42 days commencing on the day after the restriction is lifted and provided further that no Options shall be granted prior to the date on which the Plan is formally approved by the Inland Revenue;

“Grantor”	the Board (acting on behalf of Cambridge Silicon Radio) or the Trustees acting on the recommendation or with the consent of the Board (as the case may be);

“Group Member”	Cambridge Silicon Radio and any Participating Company and “Group Company” shall be construed accordingly

“ITEPA”	the Income Tax (Earnings and Pensions) Act 2003;

Words/expressions	Meaning
“Listing”	The first grant of permission to deal in all or any of the ordinary share capital of the Company on the Alternative Investment Market of the London Stock Exchange or the first admission of any part of the ordinary share capital of the Company to trading on the London Stock Exchange or any other Recognised Investment Exchange.

“London Stock Exchange”	the stock exchange operated by London Stock Exchange plc or any successor operating the same;

“Market Value”

in relation to a Share on any day

(A)   if and so long as the Date of Invitation is the date of Listing, the Flotation Price, as agreed in advance with the Inland Revenue or such other price as agreed with the Inland Revenue; and thereafter;

(B)   if and so long as the Shares are listed on the London Stock Exchange, their closing middle market quotation (as derived from the Daily Official List) for the immediately preceding Dealing Day, or if the Grantor determines, the average of the closing middle market quotations over the three immediately preceding Dealing Days, or such other price over such period as may be agreed in writing with the Inland Revenue (provided that Options are granted within 30 days of the first day by reference to which the Market Value was calculated); or

(C)   subject to (A) and (B) above, its market value, determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992 and agreed in advance with Inland Revenue Shares Valuation

“Material Interest”	the meaning given by paragraph 11 of Schedule 3;

“Maximum Contribution”

the lesser of:

(a)    such maximum monthly contribution as may be permitted pursuant to paragraph 25 of Schedule 3; or

(b)    such maximum monthly contribution as may be determined from time to time by the Remuneration Committee;

“Member of a Consortium”	the meaning given by paragraph 48(2) of Schedule 3;

“Modified Plan”	a sub-plan to the Plan under which options granted will not be subject to the SAYE Code;

“Monthly Contributions”	monthly contributions agreed to be paid by an Option Holder under the Sharesave Contract made in connection with his Option;

“Normal Retirement Age”	in relation to an Option Holder, any age at which he is either bound or entitled to retire in accordance with his contract of employment;

“Option Holder”	a director or employee, or former director or employee, to whom an Option has been granted or (where the context so admits or requires) the personal representatives of any such person;

“Option”	a right to acquire Shares under the Plan which is either subsisting or (where the context so admits or requires) is proposed to be granted;

“Ordinary Share Capital”	the meaning given by section 832(1) of the Taxes Act;

“Participating Company”

(a)    Cambridge Silicon Radio; and

(b)    Any other company which is under the Control of Cambridge Silicon Radio, is a Subsidiary of Cambridge Silicon Radio, except one which the Board has determined shall not be a Participating Company

Words/expressions	Meaning

“Plan”	The CSR plc SAYE Scheme in its present form or as from time to time amended in accordance with the provisions hereof;

“Proscribed Period”	the period of eight weeks preceding the announcement of Cambridge Silicon Radio’s annual or interim results to the London Stock Exchange or any other time at which dealings in Plan Shares by directors would be proscribed due to the existence of unpublished price-sensitive information, whether by the Model Code of the UK Listing Authority, the Criminal Justice Act 1993, Cambridge Silicon Radio’s code on insider dealing or otherwise;

“Remuneration Committee”	a duly appointed Committee of the Board comprising a majority of directors who do not hold any executive office with Cambridge Silicon Radio or any of its subsidiaries, or who will not themselves participate in the Plan;

“Repayment”	in relation to a Sharesave Contract, the aggregate of the Monthly Contributions which the Option Holder has made and, subject to Rule 2.2(e), any bonus due at the Bonus Date;

“Rules”	these rules together with any schedules or appendices to these rules;

“SAYE Code” “Schedule 3”	the meaning given by s516 ITEPA Schedule 3 to ITEPA

“Schedule 4”	Schedule 4 to ITEPA

“Share”	a share in the Ordinary Share Capital of Cambridge Silicon Radio which satisfies the conditions specified in Part 4, paragraphs 18-22 of Schedule 3;

“Sharesave Contract”	a contract under a certified contractual savings scheme (within the meaning of section 326 of the Taxes Act) approved by the Inland Revenue for the purpose of Schedule 3;

“Specified Age”	60 years of age;

“Subsidiary”	the meaning given by sections 736 and 736A of the Companies Act 1985;

“Taxes Act”	the Income and Corporation Taxes Act 1988;

“Total Acquisition Price”	the amount payable in relation to the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Exercise Price multiplied by the number of Shares in respect of which the Option is exercised;

“Trustees”	the trustees for the time being of any employee benefit trust established for the benefit of all or substantially all of the Eligible Employees;

“UK Listing Authority”	the Financial Services Authority as the competent authority for listing in the United Kingdom under section 74(4) of the Financial Services and Markets Act 2000;

1.2	Construction

Words or expressions used herein shall where appropriate:

(a)	when denoting the masculine gender include the feminine and vice versa;

(b)	when denoting the singular include the plural and vice versa;

(c)	when referring to any enactment shall include reference to any substantially equivalent foreign legislation (which in the case of Rule 8 is accepted by the Inland Revenue as being equivalent) and be construed as a reference to that enactment as for the time being consolidated, amended, re-enacted or replaced and shall include any subordinate legislation made there under; and

(d)	be construed such that the headings and sub-headings are for ease of reference only and do not affect the interpretation of any Rule.

2.	APPLICATION FOR OPTIONS

2.1	Issue of Invitations

The Remuneration Committee may invite applications for Options from Eligible Employees. Invitations shall only be made within a Grant Period.

2.2	Contents of Invitation

Any invitation to apply for Options shall be sent in writing or in electronic format and in such form as the Remuneration Committee may from time to time prescribe to all Eligible Employees save that it shall include details of:

(a)	eligibility;

(b)	the Exercise Price or the mechanism by which the Exercise Price will be notified to Eligible Employees (which for the avoidance of doubt, may be different in respect of three, five and/or seven year Sharesave Contracts);

(c)	the Maximum Contribution payable;

(d)	whether the Eligible Employees may elect for a three, five or seven year Sharesave Contract;

(e)	whether, for the purpose of determining the number of Shares over which an Option is to be granted, the Repayment under the Sharesave Contract is to be taken as including the maximum bonus, the standard bonus, or no bonus;

(f)	the date by which applications made pursuant to Rule 2.3 must be received (being neither earlier than 14 days nor later than 25 days after the Date of Invitation),

and the Remuneration Committee may determine and include in the invitations details of the maximum number of Shares over which applications for Options are to be invited.

2.3	Application for Sharesave Contract

Applications for Options must incorporate or be accompanied by an application for a Sharesave Contract.

2.4	Contents of Application

An application for an Option shall be in writing or in electronic format and in such form as the Remuneration Committee may from time to time prescribe save that it shall provide for the applicant to state:

(a)	the Monthly Contributions (being a multiple of £1 and not less than £5 nor greater than £10) which he wishes to make under the Sharesave Contract to be made in connection with the Option for which application is made;

(b)	that his proposed Monthly Contributions (when taken together with any monthly contributions he makes under any other Sharesave Contract) will not exceed the Maximum Contribution of £250;

(c)	if Eligible Employees may elect for a three, five or seven year Sharesave Contract, his election in that respect.

2.5	Provision for Scaling Down

Each application for an Option shall provide that, in the event of excess applications, each application shall be deemed to have been modified or withdrawn in accordance with the steps taken by the Remuneration Committee to scale down applications pursuant to Rule 3.

2.6	Selection of Savings Carrier

Proposals for a Sharesave Contract shall be limited to such building society or bank as the Remuneration Committee may designate.

2.7	Number of Shares Applied for

Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Exercise Price with the expected Repayment at the Bonus Date under the Sharesave Contract entered into in connection with the Option.

2.8	Multiple Applications

Eligible Employees may apply for more than one Option in response to any invitation. However, where an Eligible Employee applies for more than one Option, he shall be deemed for the purposes of Rule 3 to have applied for a single Option.

3.	SCALING DOWN

3.1	Process for Scaling Down

If valid applications are received for a total number of Shares in excess of any maximum number of Shares determined by the Remuneration Committee pursuant to Rule 2.2, or any limitation under Rule 5, the Remuneration Committee shall scale down applications by taking, at its absolute discretion, any of the following steps until the number of Shares available equals or exceeds such total number of Shares applied for:

(a)	by treating any elections for the maximum bonus (being that bonus receivable if savings are made under a seven year contract) as elections for the standard bonus (being that bonus receivable if savings are made under a five year contract) and then, so far as necessary, by reducing the proposed Monthly Contributions pro rata to the excess over such amount as the Remuneration Committee shall determine for this purpose being not less than £5 and then, so far as necessary selecting by lot; or

(b)	by treating each election for a bonus as an election for no bonus and then, so far as necessary, by reducing the proposed Monthly Contributions pro rata to the excess over such amount as the Remuneration Committee shall determine for this purpose being not less than £5 and then, so far as necessary, selecting by lot; or

(c)	by reducing the proposed Monthly Contributions pro rata to the excess over such amount as the Remuneration Committee shall determine for this purpose being not less than £5 and then, so far as necessary, selecting by lot.

3.2	Cancellation of Offer

If the number of Shares available is insufficient to enable an Option based on Monthly Contributions of £5 a month to be granted to each Eligible Employee making a valid application, the Remuneration Committee may, as an alternative to selecting by lot, determine in its absolute discretion that no Options shall be granted.

3.3	Modification of Process

If the Remuneration Committee so determines, the provisions in Rule 3.1(a), 3.1(b) and 3.1(c) may be modified or applied in any manner as may be agreed in advance with the Inland Revenue.

3.4	Extension of Grant Period

If, in applying the scaling down provisions contained in this Rule 3, Options cannot be granted within the 30 day period referred to in Rule 4.4, the Remuneration Committee may extend that period by twelve days regardless of the expiry of the relevant period set out in Rule 2.1.

4.	GRANT OF OPTIONS

4.1	Grant Period

The Grantor may grant Options only during a Grant Period, except that if part or all of the Grant Period coincides with a Proscribed Period, then the Remuneration Committee may grant Options within the period of 42 days following the end of the Proscribed Period.

4.2	Grant Date

Options shall be granted on no later than the thirtieth date, or if Rule 3 applies forty second day, following the day on which invitations were issued pursuant to Rule 2.

4.3	Persons to whom Options may not be granted

No Option shall be granted to any person if at the Grant Date that person shall have ceased to be an Eligible Employee.

4.4	Grant within 30 days of Determination of Exercise Price

Within 30 days of the day (or the first day) by reference to which the Exercise Price was calculated if the shares are listed on the Official List of the London Stock Exchange or, if the Shares are not so listed, the date agreement is reached with the Inland Revenue as to the Market Value of a Share, the Remuneration Committee may, subject to Rule 3 above, grant to each Eligible Employee who has submitted a valid application, an Option in respect of the number of Shares for which application has been deemed to be made under Rule 2.7. The grant of such Options shall occur within the Grant Period.

4.5	Issue of Option Certificate

As evidence of the grant of an Option, Cambridge Silicon Radio shall execute a document, which may be in respect of an individual Option or any number of Options granted at the same time. This document shall be sealed or executed in such a manner as to take effect in law as a legally binding obligation of Cambridge Silicon Radio As soon as practicable after the Grant Date, Cambridge Silicon Radio shall issue to each Option Holder an option certificate in such form (consistent with the provisions of the Plan) as the Grantor may from time to time prescribe. Each such certificate shall specify the Grant Date of the Option, the number and class of Shares over which the Option is granted, the Bonus Date and the Exercise Price.

4.6	Limit on Contributions

No Eligible Employee shall be granted an Option to the extent it would at the proposed Grant Date cause the aggregate amount of his contributions under all Sharesave Contracts to exceed the Maximum Contribution.

4.7	Non-Transferability

Except as provided in the Plan, every Option shall be personal to the Option Holder to whom it is granted and shall not be transferable.

4.8	Options granted Free of Charge

No amount shall be paid in respect of the grant of an Option.

4.9	Approvals

The grant of an Option or the delivery of any Shares following its exercise shall be subject to obtaining any approval or consent required under any applicable laws, regulations or governmental authority and the requirements of the UK Listing Authority, and any other securities exchange on which the Shares are traded.

5.	NUMBER OF SHARES IN RESPECT OF WHICH OPTIONS MAY BE GRANTED

5.1	Ten Per Cent limit on all Employees’ Share Schemes

The number of Shares which may be allocated under the Plan on any day shall not, when aggregated with the number of Shares which have been allocated on or after the date on which the Listing of Cambridge Silicon Radio occurs and in the previous ten years under the Plan and any other Employees’ Share Scheme adopted by Cambridge Silicon Radio, or any company under the Control of Cambridge Silicon Radio, exceed ten per cent of the Ordinary Share Capital of Cambridge Silicon Radio in issue immediately prior to that day.

5.2	Determining Limit

In determining the above limit

(a)	no account shall be taken of any Shares the right to acquire which has been released, lapsed or otherwise become incapable of exercise

(b)	any Shares allocated to the Trustees under the Plan or any other Employees’ Share Scheme adopted by Cambridge Silicon Radio shall be included;

(c)	no account shall be taken of any Shares where the right to acquire the Shares was granted on or before Cambridge Silicon Radio was admitted to Listing; and

(d)	no account shall be taken of any Shares awarded by Cambridge Silicon Radio before a Listing.

5.3	Meaning of “Allocated”

References in this Rule to “allocated” shall mean, in the case of any share option scheme, the placing of unissued Shares under option and, in relation to other types of Employees’ Share Scheme, shall mean the commitment to issue or the issue and allotment of Shares (whichever is the earlier).

6.	RIGHTS TO EXERCISE OPTIONS

6.1	No exercise before Bonus Date

Save as provided in Rules 6.6, 6.8, 6.11 and 8, an Option shall not be exercised earlier than the Bonus Date under the Sharesave Contract entered into in connection with the Option.

6.2	No exercise more than six months after Bonus Date

Save as provided in Rule 6.6, an Option shall not be exercised later than six months after the Bonus Date under the Sharesave Contract entered into in connection with the Option.

6.3	Partial Exercise

An Option may be exercised in part only, however, if such partial exercise occurs the unexercised part shall lapse at the date of exercise.

6.4	Requirement of Continued Employment

Save as provided in Rules 6.6, 6.7, 6.8, and Rule 8, an Option Holder may exercise an Option only while he is a director or employee of a Participating Company.

6.5	Option Holder with Material Interest

An Option Holder may not exercise an Option if he has, or has had at any time within the twelve month period preceding the date of exercise, a Material Interest in the issued Ordinary Share Capital of a Close Company which is Cambridge Silicon Radio or a company which has Control of Cambridge Silicon Radio or is a Member of a Consortium which owns Cambridge Silicon Radio.

6.6	Death of the Option Holder

The personal representatives of a deceased Option Holder may exercise his Option to the extent of the Repayment due under the Sharesave Contract at the date of death within one year following the date of his death, if such death occurs before the Bonus Date or within twelve months following the Bonus Date in the event of his death within six months after the Bonus Date.

6.7	Retirement

If an Option Holder ceases to be a director of employee of a Group Member as a result of retirement at Normal Retirement Age, he may, subject to Rule 9.1, exercise a proportion of his Option within six months of the expiry of the Option Period (which proportion shall reflect the number of months of the Option Period which have elapsed at the date of retirement).

6.8	Termination of Employment

An Option may, to the extent of the Repayment due under the Sharesave Contract at the date of cessation, be exercised by an Option Holder within six months following the date on which the Option Holder ceases to hold an office or employment with a Group Member in accordance with the following provisions:

(a)	if such cessation is as a result of the circumstances mentioned in Rules 6.9 (a) and (c);

(b)	The Option Holder may exercise the Option if the cessation is as a result of and in accordance with the conditions or circumstances mentioned in Rules 6.9(b), 6.9 (d) 6.9 (e), 6.9 (f), 6.9 (g) and 6.9 (h).

6.9	Permitted Exercise Circumstances

(a)	injury or disability;

(b)	pregnancy, but only if cessation of office or employment is more than three years after the Grant Date;

(c)	redundancy within the meaning of the Employment Rights Act 1996;

(d)	retirement at any age at which he is entitled to retire in accordance with the terms of his contract of employment (other than at the Specified Age or any age at which he is bound to retire), early retirement with the agreement of the employer, but in each case only if such cessation of office or employment is more than three years after the Grant Date;

(e)	the Participating Company of which he is a director, or which employs him, ceasing to be under the Control of Cambridge Silicon Radio, provided that the Option Holder is employed by the Participating Company on the change of Control;

(f)	the company which employs him (not being under the Control of Cambridge Silicon Radio) ceasing to be an Associated Company, but only if cessation of office or employment is a result of the circumstances mentioned in Rule 6.7, 6.9 (a) and (c) and 6.12;

(g)	the transfer or sale of the undertaking or part-undertaking of a Participating Company in which he is employed at that time to a person who is neither under the Control of Cambridge Silicon Radio nor an Associated Company;

(h)	(if more than three years have passed since the Grant Date of that Option), any other reason.

6.10	Pregnancy

For the purpose of this Rule 6, a woman who leaves employment due to pregnancy will be regarded as having left on the earliest of,

(a)	the date she notifies her employer of her intention not to return,

(b)	where she is entitled to additional maternity leave, the last day of the twenty nine week period beginning with the week of childbirth (or, where the employee takes up to four weeks’ parental leave immediately following this period, the last day of this period of parental leave),

(c)	where she is not entitled to additional maternity leave (and provided she has fulfilled any other criteria in this regard) the last day of the eighteen week period beginning with the week of childbirth, and

(d)	any other date specified by the terms of her office or employment.

6.11	Exercise on Reaching Specified Age

An Option may, to the extent of the Repayment due under the Sharesave Contract at the date of reaching the Specified Age, be exercised by an Option Holder within six months following the date he reaches the Specified Age if he continues after that date to hold the office or employment by virtue of which he is eligible to participate in the Plan.

6.12	Option Holder ceasing to be employed by Participating Company

If an Option Holder ceases to be a director or employee of a Participating Company, but on the Bonus Date is an employee or director of an Associated Company or a company of which Cambridge Silicon Radio has Control, he may exercise his Option within six months of that date.

6.13	Transfer of Employment within Group

No person shall be treated for the purposes of Rule 6 as ceasing to hold an office or employment by virtue of which that person is eligible to participate in the Plan until that person ceases to hold any office or employment in Cambridge Silicon Radio or any Associated Company or any company of which Cambridge Silicon Radio has Control.

7.	LAPSE OF OPTIONS

7.1	General

Options shall lapse upon the occurrence of the earliest of the following events:

(a)	subject to Rule 7.1(c), six months after the Bonus Date under the Sharesave Contract entered into in connection with the Option;

(b)	before an Option has become capable of being exercised, the Option Holder giving notice that he intends to stop paying Monthly Contributions, or being deemed under the terms of the Sharesave Contract to have given such notice by making an application for repayment of the Monthly Contributions;

(c)	where the Option Holder dies before the Bonus Date, twelve months after the date of death, and where the Option Holder dies in the period of six months after the Bonus Date, twelve months after the Bonus Date;

(d)	the expiry of any of the periods specified in Rules 6.6 and 6.7 (save that if at the time any of the applicable periods under Rule 6.7 expire, time is running under the period in Rule 6.6, the Option shall not lapse by reason of this Rule 7(d) until the expiry of the period under Rule 6.6);

(e)	the expiry of any of the periods specified in Rules 8.1, 8.3, 8.4 and 8.5 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 8.3 and 8.4) pursuant to Rule 8.7;

(f)	the Option Holder ceasing to hold an office or employment with a Participating Company or an Associated Company, howsoever that cessation occurs whether lawful or unlawful, in any circumstances other than:

(i)	where the cessation of office or employment arises on any of the grounds specified in Rules 6.6, 6.7 and 6.8; or

(ii)	where the cessation of office or employment arises on any ground whatsoever during any of the periods specified in Rule 8;

(g)	subject to Rule 8.5, the passing of an effective resolution, or the making of an order by the Court, for the winding-up of Cambridge Silicon Radio;

(h)	the Option Holder being deprived (otherwise than on death) of the legal or beneficial ownership of the Option by operation of law, or doing or omitting to do anything which causes him to be so deprived or he becomes bankrupt;

(i)	the expiry of the Appropriate Period, except where an Option is released in consideration of a New Option pursuant to Rule 8.7.

8.	TAKEOVER, RECONSTRUCTION AND LIQUIDATION

8.1	General Offer

Subject to Rules 8.3 and 8.6, if any person obtains Control of Cambridge Silicon Radio as a result of making an offer to acquire Shares which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of Cambridge Silicon Radio, an Option may be exercised within six months of the time when the person making the offer has obtained Control of Cambridge Silicon Radio and any condition subject to which the offer is made has been satisfied or waived.

8.2	Control

For the purposes of Rule 8.1 a person shall be deemed to have obtained Control of Cambridge Silicon Radio if he and others acting in concert with him have together obtained Control of it.

8.3	Compulsory Purchase of Minority Shareholdings

Subject to Rule 8.6, if any person becomes bound or entitled to acquire Shares under legislation, which the Inland Revenue accepts is equivalent to Sections 428 to 430F of the Companies Act 1985 an Option may be exercised, at any time when that person remains so bound or entitled.

8.4	Compromise

If a Compromise is proposed the following applies:

(a)	Cambridge Silicon Radio shall notify all Option Holders at the same time as it sends notices to members of Cambridge Silicon Radio calling the meeting to consider the Compromise;

(b)	Subject to Rule 8.6, Options may then be exercised on the Compromise being sanctioned by the Court and becoming effective before the earlier of the expiry of six months from the date of such notice and the date on which the Compromise becomes effective;

(c)	to the extent unexercised, Options shall lapse on the Compromise being sanctioned by the Court and becoming effective; and

(d)	after exercising an Option the Option Holder shall transfer or otherwise deal with the Shares issued to him so as to place him in the same position (so far as possible) as would have been the case if such Shares had been subject to the Compromise.

8.5	Liquidation

If notice is duly given of a resolution for the voluntary winding-up of Cambridge Silicon Radio, Cambridge Silicon Radio shall notify all Option Holders. Options may then be exercised until the resolution is duly passed or defeated or the meeting concluded or adjourned indefinitely. If the resolution is duly passed all Options shall, to the extent that they have not been exercised, lapse immediately.

8.6	Mandatory Exchange

(a)	Rules 8.1, 8.3 and 8.4 shall not apply where:

(i)	the events are part of a scheme or arrangement whereby another company (“the Acquiror”) obtains Control of Cambridge Silicon Radio;

(ii)	immediately after the Acquiror obtains Control, the issued ordinary share capital of the Acquiror is owned materially (i.e. 75%) by the same persons who were equity shareholders of Cambridge Silicon Radio immediately prior to the Acquiror obtaining Control;

(iii)	the Acquiror agrees to grant New Options in accordance with Rule 8.7 in consideration for the release of any Options which have not lapsed.

8.7	Exchange of Options

If any company:

(a)	obtains Control of Cambridge Silicon Radio as a result of making:

(i)	a general offer to acquire the whole of the issued Ordinary Share Capital of Cambridge Silicon Radio which is made on a condition such that if it is satisfied the Acquiring Company will have Control of Cambridge Silicon Radio; or

(ii)	a general offer to acquire all the shares in Cambridge Silicon Radio which are of the same class as the Shares which may be acquired on the exercise of Options; or

(b)	obtains Control of Cambridge Silicon Radio in pursuance of a Compromise sanctioned by the Court under legislation, which the Inland Revenue accepts is equivalent to section 425 of the Companies Act 1985; or

(c)	becomes bound or entitled to acquire Shares under legislation, which the Inland Revenue accepts is equivalent to sections 428 to 430F of the Companies Act 1985; or

(d)	obtains Control in circumstances where Rule 8.6 applies,

any Option Holder may at any time within the Appropriate Period, by agreement with the relevant company, release any Option which has not lapsed (“the Old Option”) in consideration of the grant to him of an Option (“the New Option”) which (for the purposes of paragraph 39 of Schedule 3 to ITEPA) is equivalent to the Old Option but relates to shares in a different company (whether the Acquiring Company itself or some other company falling within paragraph 18(b) or (c) of Schedule 3).

8.8	Meaning of “equivalent”

The New Option shall not be regarded for the purposes of Rule 8.7 as equivalent to the Old Option unless the conditions set out in paragraph 39(4) of Schedule 3 are satisfied, but so that the provisions of the Plan shall for this purpose be construed as if:

(a)	the New Option were an option granted under the Plan at the same time as the Old Option;

(b)	except for the purposes of the definitions of “Participating Company” and “Subsidiary” in Rule 1.1, the reference to Cambridge Silicon Radio Holdings PLC in the definition of “Cambridge Silicon Radio” in Rule 1.1 were a reference to the different company mentioned in Rule 8.7; and

(c)	Rules 13.1.

9.	MANNER OF EXERCISE

9.1	Limitation to Repayment under Savings Contract

An Option may only be exercised during the periods specified in Rules 6 and 8, and only with monies not exceeding the amount of the Repayment under the Sharesave Contract entered into in connection therewith as at the date of such exercise. For this purpose, no account shall be taken of such part (if any) of the Repayment, of any Monthly Contribution, the due date for the payment of which under the Sharesave Contract arises after the date of the Repayment.

9.2	Procedure on Exercise

An Option may be exercised, in whole or in part, subject to applicable law, by the delivery in writing or in electronic format and in such form as the Remuneration Committee may from time to time prescribe, to the Secretary of Cambridge Silicon Radio or its duly appointed agent of the following:

(a)	an option certificate covering at least all of the Shares over which the Option is then to be exercised;

(b)	the notice of exercise in the prescribed form duly completed and signed by the Option Holder (or by his duly authorised agent); and

(c)	a remittance for the Total Acquisition Price, or authority to Cambridge Silicon Radio to withdraw and apply monies from the Sharesave Contract equal to the Total Acquisition Price, payable in respect of the Shares over which the Option is to be exercised.

10.	ISSUE OR TRANSFER OF SHARES

10.1	Allotment of Shares

Shares to be issued pursuant to the exercise of an Option shall be allotted within 28 days following the effective date of exercise of the Option.

10.2	Transfer of Shares

The Grantor shall procure the transfer of any Shares to be transferred pursuant to the exercise of an Option within 28 days following the effective date of exercise of the Option.

10.3	Rights of Newly Issued Shares

Shares to be issued pursuant to the Plan will rank pari passu in all respects with the Shares then in issue, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the date of exercise.

10.4	Rights of Transferred Shares

Shares to be transferred pursuant to the Plan will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto, except they will not rank for any rights attaching to Shares by reference to a record date preceding the date of exercise.

10.5	Admission of Shares to Listing

If and so long as the Shares are admitted to listing by the UK Listing Authority and admitted to trading on the London Stock Exchange, Cambridge Silicon Radio shall apply to the UK Listing Authority for admission to listing and to the London Stock Exchange for admission to trading of any Shares issued pursuant to the Plan as soon as practicable after the allotment thereof.

11.	ADJUSTMENTS

11.1	Variation of Share Capital

The number of Shares over which an Option is granted and the Exercise Price thereof shall be adjusted in such manner as the Grantor shall determine following any capitalisation issue, rights issue, subdivision, consolidation or reduction of share capital of Cambridge Silicon Radio or any other variation of share capital to the intent that (without involving an Exercise Price calculated to more than two places of decimals) the Total Acquisition Price payable in respect of an Option shall remain unchanged, provided that no adjustment made pursuant to this Rule 11.1, shall be made without the prior approval of the Inland Revenue (so long as the Plan is approved by the Inland Revenue).

11.2	Notification to Option Holders

The Board may take such steps as it may consider necessary to notify Option Holders of any adjustment made under this Rule 11 and to call in, cancel, endorse, issue or reissue any option certificate subsequent upon such adjustment.

12.	ADMINISTRATION

12.1	Notices and Communications

Any notice or other communication under, or in connection with, the Plan may be given by personal delivery or by sending the same by electronic means or by post, in the case of a company to its registered office, and in the case of an individual to his last known address, or, where he is a director or employee of Cambridge Silicon Radio or a Group Member, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment. Where a notice or other communication is given by first-class post, it shall be deemed to have been received by 10am on the second Business Day after it was put into the post properly addressed and stamped and if by electronic means, when the sender receives electronic confirmation of delivery or if not available 24 hours after sending the notice. If any notice or other communication would otherwise have become effective on a non-Business Day or after 5pm on a Business Day, it shall instead become effective at 10am on the next Business Day.

12.2	Replacement of Option Certificate

If any option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Grantor may require.

12.3	Availability of Shares

Cambridge Silicon Radio shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed or procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be purchased.

12.4	Decision of Grantor

The decision of the Grantor in any dispute relating to an Option or the due exercise thereof or any other matter in respect of the Plan shall be final and conclusive.

12.5	Costs of Establishment and Administration

The costs of introducing and administering the Plan shall be borne by Cambridge Silicon Radio.

13.	ALTERATIONS

13.1	Power of Alteration

Subject to Rule 13.2, the Grantor may at any time alter or add to all or any of the provisions of the Plan in any respect, provided that if an alteration or addition is made at a time when the Plan is approved by the Inland Revenue under Schedule 3 it shall not have effect until it has been approved by the Inland Revenue, other than where the relevant alteration or addition is to establish a Modified Plan.

13.2	Alterations to the advantage of Option Holders

Subject to Rule 13.3, no alteration or addition to the advantage of present or future Option Holders or employees shall be made under Rule 13.1 to such of the provisions of the Plan as relate to any of the following:

(a)	the persons to whom Options may be granted;

(b)	limitations on the grant of Options;

(c)	the determination of the price at which Shares may be acquired by the exercise of Options;

(d)	the adjustment of Options;

(e)	the restrictions on the exercise of Options;

(f)	the rights to be attached upon their issue to Shares issued upon the exercise of Options;

(g)	the rights of Option Holders on the winding-up of Cambridge Silicon Radio;

(h)	the transferability of Options; and

(i)	the terms of Rule 13,

without the prior approval by ordinary resolution of the members of Cambridge Silicon Radio in general meeting.

13.3	Alterations without consent of Shareholders

Rule 13.2 shall not apply to any alteration or addition:

(a)	which is necessary or desirable in order to obtain or maintain Inland Revenue approval of the Plan under ITEPA or any other enactment, or

(b)	to comply with or take account of the provisions of any proposed or existing legislation or law;

(c)	to take advantage of any changes to the legislation or law

(d)	to take account of any of the events mentioned in Rule 8;

(e)	to obtain or maintain favourable taxation treatment of Cambridge Silicon Radio, any Group Member or any Option Holder;

and which does not affect the basic principles of the Plan, the definition of “Exercise Price”, the limits in Rule 5, or the limits on individual participation.

13.4	Consent of Option Holders

No alteration or addition shall be made under Rule 13.1 which would abrogate or adversely affect the subsisting rights of an Option Holder unless it is made:

(a)	with the consent in writing of such number of Option Holders as hold Options under the Plan to acquire 75 per cent of the Shares which would be issued or transferred if all Options granted and subsisting under the Plan were exercised; or

(b)	by a resolution at a meeting of Option Holders passed by not less that 75 per cent of the Option Holders who attend and vote either in person or by proxy and for the purpose of this Rule 13.4 the Option Holders shall be treated as the holders of a separate class of share capital and the provisions of the Articles of Association of Cambridge Silicon Radio relating to class meetings shall apply mutatis mutandis.

13.5	Notice to Option Holders

As soon as reasonably practicable after making any alteration or addition under Rule 13.1, the Grantor shall give written notice thereof to any Option Holder materially affected thereby.

14.	GENERAL

14.1	Termination of Plan

The Plan shall terminate upon the tenth anniversary of its adoption by Cambridge Silicon Radio in general meeting or at any earlier time by the passing of a resolution by the Remuneration Committee or an ordinary resolution of Cambridge Silicon Radio in general meeting. Termination of the Plan shall be without prejudice to the subsisting rights of Option Holders.

14.2	Financial Assistance

Cambridge Silicon Radio and any Subsidiary of Cambridge Silicon Radio may provide money to the trustees of any trust or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes.

14.3	Loss of Office or Employment

The rights and obligations of any individual under the terms of his office or employment with Cambridge Silicon Radio or a Group Member shall not be affected by his participation in the Plan or any right which he may have to participate therein. Each Option Holder shall waive all and any rights to compensation or damages in consequence of the termination of his office or employment with any such company for any reason whatsoever, howsoever that termination occurs, whether lawful or unlawful, insofar as those rights arise or may arise from his ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements.

14.4	Legal Entitlement

Nothing in the Plan or in any instrument executed pursuant to it will confer on any person any right to continue in employment, nor will it affect the right of any Group Member to terminate the employment of any person without liability at any time with or without cause, nor will it impose upon the Board or any other person any duty or liability whatsoever (whether in contract, tort or otherwise) in connection with:

(a)	the lapsing of any Option pursuant to the Plan;

(b)	the failure or refusal to exercise any discretion under the Plan; and or

(c)	an Option Holder ceasing to hold office or employment for any reason whatever.

14.5	Wages

Options shall not (except as required by taxation law) form part of the emoluments of individuals or count as wages or remuneration for pension or other purposes.

14.6	Governing Law

These Rules shall be governed by and construed in accordance with English law.

SCHEDULE

RULES OF THE CSR PLC SAYE SCHEME FOR UNITED STATES TAXPAYERS

General

1	This schedule to The CSR plc SAYE Scheme (“the Plan”) sets out the rules of The CSR plc SAYE Scheme for United States taxpayers (“the US Plan”) which constitutes a Modified Plan (as defined in the Plan).

2	The US Plan is not intended to be approved under the provisions of Schedule 3 and options granted under this US Plan will not qualify under Schedule 3.

3	Options may only be granted under the US Plan at the time Options are granted under the Plan and subject to the same terms as those Options, other than where such terms are inconsistent with the US Plan. Capitalised terms used but not defined in the US Plan have the meaning attributed to them in the Plan.

Rules of US Plan

4	The rules of the Plan, in their present form and as from time to time amended, shall, with the following modifications, form the rules of the US Plan:

4.1	references in the Plan to “the Plan” shall be read as references to “the US Plan”;

4.2	rule 6.2 shall be renamed “Latest date for exercise” and shall read “Save as provided in rule 6.6, an Option shall not be exercised later than the earlier of:

(i)	6 months after the Bonus Date under the Sharesave Contract entered into in connection with the Option; and

(ii)	15 March of the year following the end of the calendar year in which the Bonus Date occurs (or the date on which the Option first becomes exercisable, if earlier)

and if not so exercised, the Option shall lapse.”;

4.3	the words “Subject to rule 7.1(j)” shall be inserted at the beginning of rules 6.6, 6.8 and 6.12;

4.4	the words “and rule 7.1(j)” shall be inserted after “subject to rule 9.1” in rule 6.7;

4.5	the words “and rule 7.1(j)” shall be inserted after “8.6” at the beginning of rules 8.1, 8.3 and 8.4(b);

4.6	the words “and, if not so exercised, the Option shall lapse.” shall be inserted at the end of rules 6.6, 6.7, 6.8, 6.12, 8.1, 8.3 and 8.5.”;

4.7	the words “Subject to rule 7.1(j)” shall be inserted at the beginning of the second sentence in rule 8.5;

4.8	the words “To the extent not so exercised, the Option shall lapse on 15 March of the year following the end of the calendar year in which the Option becomes exercisable.” shall be added to the end of rule 6.11;

4.9	rule 7.1 (j) shall be inserted and shall read “notwithstanding any other provisions of this rule 7.1, on 15 March of the year following the end of the calendar year in which the Option first becomes exercisable.”;

4.10	the definition of Eligible Employee shall be amended to read “any individual who:

(a)	is a director or bona fide employee of a Participating Company on terms which, if he is a director, require him to devote at least 25 hours a week to his duties (excluding meal breaks) and is nominated by the Remuneration Committee either individually or as a member of a category of such full time directors or employees; and

(b)	has not at the Grant Date, and has not had within the preceding twelve months, a Material Interest in a Close Company which is:

(i)	Cambridge Silicon Radio; or

(ii)	a company which has Control of Cambridge Silicon Radio or is a Member of a Consortium which owns Cambridge Silicon Radio;”

4.11	references to any requirement for Inland Revenue approval shall be disregarded for the purposes of the US Plan.

5	Limits

For the avoidance of doubt, Shares placed under Option under the US Plan shall be taken into account for the purpose of rule 5.1 of the Plan (and vice versa).